SCHEDULE 14A INFORMATION

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Wilmington Funds

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You should review the definitive Proxy Statement relating to the shareholder actions described below that will be filed with the Securities and Exchange Commission, because the Proxy Statement will contain important information about those actions. Once the definitive Proxy Statement is filed with the Securities and Exchange Commission, you may obtain a free copy of the document by visiting the SEC website at www.sec.gov. You may also obtain a free copy of the definitive Proxy Statement and any related documents by calling the Wilmington Funds at 1-800-836-2211.

Internal memorandum

To:	All WISD Staff	Date:	October 6, 2016

cc:		Subject:	Wilmington Multi-Manager Alternatives Fund

From:	, Wilmington Funds Product Manager

Based on a recommendation from Wilmington Funds Management Corporation and Wilmington Trust Investment Advisors, Inc. (“Advisor”)—the advisors to the Wilmington Funds (“Funds”)—the board of trustees of the Wilmington Funds (“The Board”) has approved for the Wilmington Multi-Manager Alternatives Fund (“Alts Fund”) a:

•	Modification to the investment goal

•	Shift from a multi-strategy/multi-manager structure to a single-strategy/single-subadvisor structure

•	Reduction in fees

•	Name change to “Wilmington Global Alpha Equities Fund”

These changes are subject to shareholder approval of the revised investment goal.

Summary of expected benefits of the changes:

•	Better quality: The Alts fund will retain Wellington Management Management Company LLP (“Wellington”), a well-regarded global asset manager; at the time that the transition to Wellington is complete (assuming shareholder approval), we expect that the Alts Fund will be the only U.S. mutual fund subadvised by Wellington that is dedicated wholly to the new investment strategy described below.

•	Lower fees: Reduction in fees by approximately 50% to 125 basis points (bps) from current fees of 249bps (for Class I shares)

Please review this document. If you have any questions, feel free to contact me at (410)                     , or                     @wilmingtontrust.com.

1)	Q: What is happening?

A:

To improve the quality of the Alts Fund, the Advisor has decided to retain a single subadvisor (subject to shareholder approval of the revised investment goal), Wellington, which will allocate and reallocate the Alts Fund’s assets among a number of global equity strategies managed by several of Wellington’s portfolio management teams. Wellington’s allocations will be based on objectives and guidelines specified by or developed in consultation with WTIA. Wellington will use a portion of the Fund’s assets to seek to reduce, or hedge, a portion of the equity market risk generated by the portfolio. As a result of implementing the new investment strategy with Wellington, the Alts Fund’s portfolio will in fact have a higher correlation to the markets in which it invests, with the hedging designed to reduce the sensitivity of the portfolio to market movements. Therefore, the shareholders are being asked to approve a change in the investment goal.

•	Current investment goal: “to achieve long-term growth of capital through consistent returns from investments that have a low correlation to traditional asset classes.”

•	New investment goal: “to achieve long-term growth of capital with lower volatility than the broader equity markets.”

2)	Q: When is this happening?

A:	Pending shareholder approval of the revised investment goal, the Advisor anticipates transitioning to Wellington as the sole subadvisor by the end of 2016 or early in 2017. The special meeting of shareholders to consider approval of the revised investment goal is scheduled to occur on November 30, 2016.

3)	Q: Why is this fund action happening?

A:	Since its inception, the Fund has employed a multi-manager, multi-strategy investment process, meaning that the Fund has employed a number of subadvisors (currently six), each pursuing its own particular alternative or nontraditional (e.g. hedge fund) strategy, overseen by the Advisor. Over time, the Advisor has concluded that the multi-strategy/multi-manager structure is not conducive to Fund growth or competitive performance. The changes are intended to make the Alts Fund a better-quality fund and a more desirable holding in client portfolios.

4)	Q: What effects will changing the investment goal have on the Alts Fund?

A:	If the proposed change to the Fund’s investment goal is approved by shareholders, the Fund will undergo a restructuring, to include: i) changing the Fund’s name to “Wilmington Global Alpha Equities Fund”; ii) implementing new principal investment strategies of the Fund using Wellington as a single subadvisor; and iii) reducing the Fund’s net expense ratio (NER) by approximately 50% (new fee to be 125bps for Class I shares) due to lower investment advisory fees. The proposed name and investment strategy changes do not require shareholder approval.

5)	Q: What will be the new investment strategy for the Alts Fund?

A:	Under the new principal investment strategy, Wellington will construct an actively managed, globally diversified portfolio of equity securities (including common stock, preferred stock, and depositary receipts of companies of all market capitalizations), and implement an index-based hedging strategy in an effort to reduce the severity of portfolio losses in times of market downturns.

6)	Q: Why is Wellington being hired as the single subadvisor?

A:	Wellington Management is a highly regarded institutional investment management firm with a nearly 90- year history, managing over $950 billion from 13 offices around the globe. Wellington will maintain discretion for internal manager selection and weighting, informed by objectives and guidelines specified by, or developed in consultation with the Advisor.

FOR INTERNAL USE ONLY

7)	Q: Will the fees paid for by shareholders of the Alts Fund change due to this action?

A:	Yes, the NER for Alts Fund will decrease by approximately 50% to 125bps from the current NER of 249bps (Class I shares). The new fees will place the Alts Fund in a very competitive position among liquid alternatives mutual fund peers.

8)	Q: When will the fee reduction be implemented?

A:	The Advisor anticipates transitioning to Wellington as the single subadvisor by the end of 2016 or early in 2017. The NER reduction will occur within a few weeks after this transition.

9)	Q: How will clients be notified of this change in the Alts Fund?

A:	Clients will receive a definitive Proxy Statement, soliciting their proxies for approval of the revised investment goal. The Advisor expects to mail the definitive Proxy Statement on or about October 21, 2016. The record date for the special meeting is October 13, 2016.

A preliminary Proxy Statement and a prospectus sticker regarding the proposed change to the investment goal have been filed with the SEC and are posted on www.WilmingtonFunds.com. A copy of the prospectus sticker is attached for your convenience.

Please review your clients’ portfolios to identify who is currently invested in the Alts Funds. If you do not have clients invested in the Funds, then there is no impact to you or your clients. If you do have clients invested in the Alts Fund, please be prepared to answer the questions a client may ask you regarding these changes.

For Wealth accounts in which Wilmington Trust has investment authority, the prospectus sticker and proxy voting materials will be sent via email to the Investment Advisor on the account.

10)	Q: What does this change mean to me and my clients?

A:	If shareholders approve the investment goal change, substantially all of the Alts Fund’s portfolio will turn over as a result of the restructuring. The trading expense for the restructuring will be borne by the Alts Fund. The Advisor will hire a transition manager to assist with the conversion.

The restructuring will not generate a capital gains distribution for the shareholders, and thus there will be no direct tax impact for clients.

The Board and the Advisor believe that the restructuring of the Fund, as described above, will result in a unique, compelling, and competitive product that will be a more desirable holding in client portfolios. The Board and the Advisor also believe that the reduction in the net expense ratio, coupled with the prospect for improved performance, will be a benefit to shareholders.

11.	Q: Will any other matter be considered at the special shareholder meeting?

A:	Yes. Shareholders are also being asked to approve the reclassification of the investment goal of the Fund from a “fundamental” investment policy to a non-fundamental investment policy. The reclassification of the investment goal from “fundamental” to “non-fundamental” would permit the Board to amend the Fund’s investment goal in the future without shareholder approval when the Board believes that the change is in the best interests of shareholders, without incurring the cost and delay of calling a meeting of shareholders.

FOR INTERNAL USE ONLY

12.	Q: Who is soliciting the proxies to approve the changes to the Fund?

A:	The Board of Trustees of the Fund (a majority of which are independent trustees) is conducting the solicitation of shareholder proxies to vote on the revised investment goal and on reclassifying the investment goal as a non-fundamental policy. Information regarding the direct and indirect interests of the Trustees in the Trust and the Fund are set forth in the Wilmington Funds’ Statement of Additional Information, dated August 31, 2016.

13.	Q: What if I or my client has questions that are not covered by this document?

A:	Please contact immediately. You should not respond to questions beyond the scope of this Q&A without consulting with , who will involve Legal/Compliance resources as necessary.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, any security, which may be made only by a prospectus meeting the requirements of the federal securities laws.

FOR INTERNAL USE ONLY